                                                                     EXHIBIT 4.5


                             GADZOOX NETWORKS, INC.




               --------------------------------------------------


                           FIRST AMENDED AND RESTATED

                           SERIES F, G AND H PREFERRED

                             STOCKHOLDERS' AGREEMENT


                                OCTOBER 12, 1998

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
                                TABLE OF CONTENTS

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                                                                                              PAGE
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

1.      Definitions..............................................................................1

2.      Agreements Concerning Voting of the Shares...............................................3

3.      Right of First Refusal...................................................................3

4.      Right of First Offer.....................................................................6

5.      Right to Maintain........................................................................8

6.      Limitation on Ownership of Stocks........................................................9

7.      Restriction Upon Transfer of Shares......................................................9

8.      Company Right of First Refusal..........................................................10

9.      Restriction Upon Sale of Shares.........................................................11

10.     Confidential Information................................................................12

11.     Right to Repurchase Shares..............................................................12

12.     Equity Method Accounting................................................................13

13.     3Com Nomination to Board of Directors...................................................13

14.     Miscellaneous...........................................................................14

                             GADZOOX NETWORKS, INC.

                           FIRST AMENDED AND RESTATED

               SERIES F, G AND H PREFERRED STOCKHOLDERS' AGREEMENT


        This First Amended and Restated Series F, G and H Preferred Stockholders' Agreement is made as of October 12, 1998, (the "Agreement") by and among (i) Gadzoox Networks, Inc., a Delaware corporation having its principal executive offices at 6840 Via Del Oro, San Jose, California 95119 (the "Company"); (ii) Seagate Technology, Inc., a Delaware corporation ("Seagate") a holder of shares of the Company's Series F Preferred Stock and Series G Preferred Stock pursuant to that certain Series F Preferred Stock Purchase Agreement dated May 21, 1997 (the "Series F Agreement"), Series G Preferred Stock Purchase Agreement dated June 16, 1998 (the "Series G Agreement") and issuable upon conversion of certain convertible promissory notes (the "Notes") pursuant to the Note Purchase Agreement dated September 18, 1998 (the "Note Purchase Agreement"); and (iii) 3Com Corporation, a Delaware corporation ("3Com") a purchaser of shares of the Company's Series H Preferred Stock pursuant to the Series H Preferred Stock Purchase Agreement of even date herewith (the "Series H Agreement"). Seagate and 3Com are collectively referred to herein as the "Investors." The number of shares of the Company's Series F, G and H Preferred Stock are listed on Exhibit A opposite the name of each Investor. This Agreement amends in its entirety and supersedes in all respects the Series F, G and H Stockholders' Agreement dated September 18, 1998 (the "Prior Agreement").

        WHEREAS, the Company and Seagate have granted each other certain rights in connection with the purchase and sale of Series F and Series G Preferred Stock pursuant to Superseded Provisions; and

        WHEREAS, the Company and the Investors wish to restate the Prior Agreement and to apply such rights to include the holders of Series H Preferred Stock.

        NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

        1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

                "Certificate" shall mean the Company's Amended and Restated Certificate of Incorporation.

                "Change of Control" shall mean any merger, consolidation or sale of all or substantially all of the assets or stock of the Company which results in the holders of the Company's Voting Stock prior thereto owning less than fifty percent (50%) of the Voting Stock of the Company or such surviving entity outstanding immediately after such merger, consolidation or sale.

                "Closing Date" shall mean the date of this Agreement.

                "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                "Conversion Stock" shall mean the Common Stock issued or issuable pursuant to conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred.

                "Initial Public Offering" shall mean the closing of the initial public offering of securities of the Company to the general public which is effected pursuant to a registration statement filed with, and declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

                "New Securities" shall have the meaning set forth in Section 3(b) hereof.

                "Preferred Stock" shall mean the Company's Preferred Stock.

                "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                "Series A Preferred" shall mean the Series A Preferred Stock.

                "Series B Preferred" shall mean the Series B Preferred Stock.

                "Series C Preferred" shall mean the Series C Preferred Stock.

                "Series D Preferred" shall mean the Series D Preferred Stock.

                "Series E Preferred" shall mean the Series E Preferred Stock.

                "Series F Preferred" shall mean the Series F Preferred Stock issued pursuant to the Series F Agreement.

                "Series G Preferred" shall mean the Series G Preferred Stock issued pursuant to the Series G Agreement and issuable upon conversion of the Notes.

                "Series H Preferred" shall mean the Series H Preferred Stock issued pursuant to the Series H Agreement.

                "Significant Event" means (i) any amendment to the Certificate or Bylaws, (ii) recapitalization or (iii) liquidation of the Company.

                "Specified Number of Shares" shall have the meaning set forth in
Section 3(a) hereof.

                "Voting Agreement" shall mean that certain Second Amended and Restated Voting Agreement dated of even date herewith by and among the Company and holders of the Company's Preferred Stock, as such agreement may be amended from time to time.

                "Voting Stock" shall mean the Company's Common Stock and Preferred Stock and other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency).

        2.      AGREEMENTS CONCERNING VOTING OF THE SHARES.

                (a) Following the termination of the Voting Agreement, each Investor agrees to vote all shares of Voting Stock owned by such Investor in favor of any merger, sale of all or substantially all of the assets or similar disposition of the Company that is approved by the (i) Board of Directors of the Company (the "Board") and (ii) the holders of a majority of the then outstanding shares of the Company's Voting Stock.

                (b) Additionally, each Investor agrees that if it acquires a number of shares which at the time of said share acquisition, represents fifteen percent (15%) or more of the then outstanding shares of the Company's Voting Stock, following such date and for so long as it owns at least fifteen percent (15%) of the outstanding Voting Stock, it will take such actions as may be required so that all shares of Voting Stock or other voting securities of the Company owned by such Investor (i) are voted for management's nominees to the Board of Directors of the Company, consistent with the provisions of Article Fourth, Section 6(b) of the Certificate, or similar provision as amended from time to time, and (ii) unless the Company otherwise consents in writing, are voted with management on all other matters to be voted on by holders of Voting Stock in not less than the same proportion as the votes cast by the other non-Investor holders of Voting Stock with respect to such matters; provided, however, that Voting Stock owned by an Investor may be voted as the Investor determines in its sole discretion on any Significant Event presented to the holders of Voting Stock for a vote.

                (c) Each Investor, as the holder of shares of Voting Stock, shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all shares beneficially owned by such Investor may be counted for the purposes of determining the presence of a quorum at such meetings.

                (d) This Section 2 shall terminate upon the Initial Public Offering.

        3. RIGHT OF FIRST REFUSAL. The Company hereby grants to each Investor, the right of first refusal to purchase up to the Specified Number of Shares (as defined in this Section 3) of New Securities (as defined in this Section 3) which the Company may, from time to time, propose to issue and sell. Any amount in excess of the Specified Number of Shares may be sold by the Company without regard to the right of first refusal set forth in this Section 3.

                (a) The "Specified Number of Shares" shall mean (i) with respect to Seagate, a number of shares of the Company's Voting Stock (as defined in Section 1 above) which results in Seagate owning, following such purchase, not more than 19.9% of the Company's outstanding Voting

Stock, including shares issued and issuable upon the Notes (except to the extent said 19.9% is increased pursuant to the penultimate sentence of subsection (e) of this Section 3 below) and (ii) with respect to 3Com, a number of shares of the Company's Voting Stock (as defined in Section 1 above) which results in 3Com owning, following such purchase, not more than 4.9% of the Company's outstanding Voting Stock (except to the extent said 4.9% is increased pursuant to the penultimate sentence of subsection (e) of this Section 3 below).

                (b) Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into shares of the Company's Common Stock or Preferred Stock. Notwithstanding the foregoing, "New Securities" DOES NOT include (i) securities offered to the public generally pursuant to a firm commitment underwriting registration statement under the Securities Act,
(ii) securities issued in connection with the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the stockholders of the Company prior to such merger, purchase or reorganization retain following such merger, purchase or reorganization not less than a majority of the voting power of the Company or the surviving or successor corporation in such merger, purchase or reorganization, (iii) subject to the provisions of Sections 3(c) and 3(e) hereof and solely with respect to the rights granted to Seagate under this Section 3, securities issued pursuant to a joint venture arrangement or other strategic financing arrangement whereby the stockholders of the Company prior to such issuance of securities retain not less than a majority of the voting power of the Company subsequent to such issuance provided that the partner in such arrangement is not an independent disk drive manufacturer whose primary business is the sale of disk drives, (iv) subject to the provisions of Sections 3(d) and 3(e) hereof and solely with respect to the rights granted to 3Com under this
Section 3, securities issued pursuant to a joint venture arrangement or other strategic financing arrangement whereby the stockholders of the Company prior to such issuance retain not less than a majority of the voting power of the Company subsequent to such issuance and the partner in such arrangement is not (A) Cisco Systems, Inc., (B) Bay Networks, Inc., Nortel Business or (C) Intel Corporation or any majority-owned subsidiary or successor thereto (provided, however, that notwithstanding this subsection (iv), securities issued to (A) Cisco Systems, Inc., (B) Bay Networks, Inc., Nortel Business or (C) Intel Corporation or any majority-owned subsidiary or successor thereto pursuant to a joint venture arrangement or other strategic financing arrangement shall NOT be deemed "New Securities" on and after the earlier to occur of (A) the Initial Public Offering and (B) the first anniversary of the date of this Agreement), (v) shares of Common Stock or options to purchase Common Stock issued to employees, officers and directors of, and consultants to, the Company, pursuant to any arrangement approved by the Board of Directors of the Company, (vi) securities issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the rights of first refusal established by this Section 3 apply with respect to the initial sale or grant by the Company of such rights or agreements, (vii) securities issued to financial institutions or equipment lessors of the Company pursuant to any arrangement approved by the Board of Directors, or (viii) securities issued in connection with any stock split, stock dividend or recapitalization by the Company.

                (c) If Seagate owns at least seven percent (7%) of the outstanding Voting Stock as of the date of the applicable issuance and prior to such issuance (the "Calculation Date"), securities issued pursuant to subsection
(iii) of Section 3(b) shall only be excluded from the definition of New Securities with respect to Seagate, to the extent that all securities sold in reliance on such subsection after the Closing Date aggregate a percentage of the Company's Voting Stock (calculated as of the Calculation Date of each issuance under such subsection), which is equal to or less than the percentage of the Company's Voting Stock owned by Seagate as of such Calculation Date (the "Seagate Percentage Interest").

                (d) If 3Com owns at least one and three-quarters percent (1.75%) of the outstanding Voting Stock as of the Calculation Date, securities issued pursuant to subsection (iv) of Section 3(b) shall only be excluded from the definition of New Securities, with respect to 3Com, to the extent that all securities sold in reliance on such subsection after the Closing Date aggregate a percentage of the Company's Voting Stock (calculated as of the Calculation Date of each issuance under such subsection), which is equal to or less than the percentage of the Company's Voting Stock owned by 3Com as of such Calculation Date (the "3Com Percentage Interest").

                (e) Notwithstanding the provisions of Sections 3(c) and 3(d), the Company may sell securities to strategic partners pursuant to subsection (iii) and (iv) of this Section 3(b) in excess of the Seagate Percentage Interest, with respect to Seagate, and in excess of the 3Com Percentage Interest, with respect to 3Com, if it also provides Seagate and 3Com respectively with the opportunity to purchase additional shares of the Company's Voting Stock (at the same price and on substantially the same terms as sold to such strategic partners, or if there are multiple sales to strategic partners, in the sale which triggered the operation of this sentence) up to a number of shares of Voting Stock which results in Seagate or 3Com, as the case may be, owning, after said issuances, the greater of (i) a percentage of the Company's outstanding Voting Stock equal to the percentage owned by the strategic partner (other than Seagate) which holds the largest percentage of Voting Stock, or (ii)
(X) with respect to Seagate, up to 19.9% of the Company's outstanding Voting Stock and (Y) with respect to 3Com, up to 4.9% of the Company's outstanding Voting Stock. Such sale to Investors shall be on the terms and in accordance with the procedures set forth in Sections 3(f) and (g) hereof.

                (f) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention (the "Sale Notice"), describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Investor shall have the right to purchase all or any part of such New Securities (not to exceed the Specified Number of Shares) for the price and upon the terms specified in the notice, by giving written notice to the Company within fifteen
(15) days from the date of receipt of the Sale Notice and stating therein the quantity of New Securities to be purchased (not to exceed the Specified Number of Shares). If an Investor elects to purchase the New Securities, the sale thereof shall close as promptly as reasonably possible, provided that if such sale is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the parties shall cooperate and make all filings and get all clearances required thereunder as promptly as reasonably possible. If (a) within one hundred fifty (150) days of the date of filing of the necessary documents under the HSR Act, (i) the waiting period under the HSR Act shall not have expired, or (ii) a second request has been issued and the Justice

Department or the Federal Trade Commission (as applicable) shall not have terminated the waiting period thereafter, or (b) an order, decree, ruling or other action is issued or taken by a governmental entity which has the effect of permanently restraining, enjoining or otherwise prohibiting the purchase of the New Securities or only permits said purchase if certain actions are taken by either the Company or the Investor, and which order, decree, ruling or action is final and non-appealable, then in any such case, the Investor's right of first refusal shall terminate with respect to such New Securities and the Company may sell such New Securities to a third party. If the Company so requests, each Investor shall assist the Company in obtaining financing during the pendency of the foregoing described proceedings under the HSR Act to the extent that Investor is legally permitted to do so.

                (g) In the event an Investor fails to exercise the right of first refusal within said fifteen (15) day period or an Investor's right of first refusal terminates as provided in Section 3(f), the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of said agreement) to sell the New Securities not elected to be purchased by the Investors at a price and upon terms no more favorable to the purchaser of such securities than specified in the Company's Sale Notice. In the event the Company has not sold the New Securities or has not entered into an agreement to sell the New Securities within said one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within one hundred twenty (120) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

                (h) The rights of first refusal granted to Seagate and 3Com under this Section 3 shall terminate (A) with respect to Seagate, upon the first to occur of (i) the acquisition by Seagate of at least 19.9% of the then outstanding Voting Stock of the Company (or, if applicable, upon the closing of the purchase by Seagate of a percentage greater than 19.9% pursuant to Section 3(e) hereof) and (ii) the Initial Public Offering and (B) with respect to 3Com, upon the first to occur of (i) the acquisition by 3Com of at least 4.9% of the then outstanding Voting Stock of the Company (or, if applicable, upon the closing of the purchase by 3Com of a percentage greater than 4.9% pursuant to
Section 3(e) hereof) and (ii) the Initial Public Offering.

                (i) The rights of first refusal granted hereunder are not assignable or transferable by an Investor except to a wholly owned subsidiary of such Investor which has executed an agreement to be bound by the same terms as such Investor.

        4. RIGHT OF FIRST OFFER. If the Company decides to commence discussions with, or receives a written proposal from, any party with respect to any transaction which would result in a Change of Control of the Company (as defined in Section 1 above) and the Board reasonably believes such Change of Control transaction would be in the best interests of the Company and its stockholders, the Company shall promptly provide each Investor with notice describing the price and general terms of such proposal and a copy of such written proposal (the "Right of First Offer Notice"). Thereafter, each Investor shall have a right to make an offer to acquire the Company (a "Right of First Offer") subject to and upon the following terms:

                (a) 3Com shall have five (5) business days after receipt of the Right of First Offer Notice to provide the Company with a written counter offer to acquire the Company which shall set forth the principal, proposed terms of such acquisition (the "3Com Counter-Offer"). Further, 3Com shall have the opportunity to present the terms and conditions of the 3Com Counter-Offer to the Company's Board of Directors.

                (b) After the earlier of (i) 3Com has presented the Company's Board of Directors with the 3Com Counter-Offer (or 3Com has delivered the 3Com Counter-Offer to the Company if 3Com chooses not to present the 3Com Counter-Offer to the Company's Board) and (ii) the 3Com Offer Period has expired, the Company shall deliver the 3Com Counter-Offer to Seagate, and Seagate shall have five (5) business days after receipt of both the Right of First Offer Notice and the 3Com Counter-Offer (if any) (or if no such 3Com Counter-Offer is received, five (5) days after receipt of the Right of First Offer Notice and a notice from the Company that no 3Com Counter-Offer was received within the five business day period) to provide the Company with a written counter offer to acquire the Company which shall set forth the principal, proposed terms of such acquisition (the "Seagate Counter-Offer").

                (c) In comparing and assessing the terms of the third party offer to Investors' counter offers, the Board shall consider all factors they deem reasonable and in the best interest of the Company's stockholders.

                (d) In the event any Investor fails to deliver its respective counter-offer within the applicable time periods set forth above or the Board determines in its reasonable business judgment that the counter-offers are less favorable to the Company and its stockholders than the transaction described in the Right of First Offer Notice or any other counter-offer, the Company shall have one hundred twenty (120) days thereafter to enter into an agreement (the "Definitive Agreement") pursuant to which the Change of Control transaction covered thereby shall be closed, if at all, within one hundred fifty
(150) days from the date of the Definitive Agreement. Such Definitive Agreement may be on terms different from those set forth in the Right of First Offer Notice or contained in any other counter-offer. In the event the Company has not entered into a Definitive Agreement within the one hundred twenty (120) day period or does not close the Definitive Agreement within an additional one hundred fifty (150) days from the date of the Definitive Agreement, the Company shall not thereafter complete any Change of Control transaction without again providing each Investor with a Right of First Offer as described herein.

                (e) Notwithstanding anything to the contrary in this Agreement or elsewhere, the Company may commence discussions, negotiate, and/or consummate (in accordance with the terms and conditions of this Section 4) a Change of Control of the Company with any party including, but not limited to,
(i) Cisco Systems, Inc., (ii) Bay Networks, Inc., Nortel Business and (iii) Intel Corporation.

                (f) The rights set forth in this Section 4 shall expire upon the closing of the Initial Public Offering.

                (g) The rights set forth in this Section 4 shall not be assigned or transferred, except that such rights are assignable, in whole, by an Investor to any wholly-owned subsidiary of such Investor which has executed an agreement to be bound by the same terms as such Investor.

        5. RIGHT TO MAINTAIN. In the event the Company issues and sells shares of its Voting Stock either in a transaction described in Section 3(b)(iii), 3(b)(iv) above or in the Initial Public Offering, the Investors shall have the right to maintain their respective percentage interest in the Company by purchasing a number of shares of such Voting Stock (determined as described below) at the same price and on substantially the same terms as were sold (or as are being sold) by the Company in such transaction. If the issuance to which the right applies is the Initial Public Offering, the price per share to each Investor shall be net of underwriting discounts and commissions. The number of shares which each Investor may so purchase is the number equal (a) to Investor's percentage ownership of the outstanding shares of Voting Stock of the Company owned immediately prior to such transaction multiplied by the total number of shares of Voting Stock issued in such transaction less (b) the number of shares purchased by such Investor in connection with such transaction pursuant to
Section 3 hereof. Each Investor shall pay the legal fees and other expenses incurred by the Company in connection with the exercise by such Investor of its rights in this Section 5.

                (a) With respect to Seagate, in lieu of purchasing shares of Voting Stock pursuant to its right to maintain in this Section 5, Seagate shall first convert its Notes into shares of Series G Preferred Stock in order to maintain its percentage interest in the Company; and only at such time and to the extent that all shares issued upon conversion of all Notes is less than the number of shares Seagate is entitled to purchase pursuant to this Section 5, shall Seagate be entitled to purchase shares of the Company's Voting Stock pursuant to this Section 5.

                (b) Prior to the date which is fifteen (15) days after the Company issues and sells shares in such a transaction, the Company shall provide written notice to each Investor which shall state the number of additional securities, if any, that such Investor is entitled to purchase and the purchase price thereof.

                (c) Each Investor shall have ten (10) days from the date of receipt of such notice to exercise its option. Each Investor shall exercise its option by delivering to the Company written notice of exercise of such right accompanied by its check for the full purchase price of the Voting Stock which it wishes to purchase. Each Investor may purchase all or any portion of the number of shares of Voting Stock which it is entitled to purchase through this
Section 5. To the extent that an Investor does not exercise its option within said ten (10) day period, the option shall expire; provided that if such purchase is subject to the HSR Act, the provision of Section 3(f) concerning filings under such HSR Act and termination of purchase rights shall apply to said purchase.

                (d) The provisions of this Section 5 shall expire upon the first to occur of (i) April 30, 2003, or (ii) thirty (30) days after the closing of the Initial Public Offering.

                (e) The rights granted under this Section 5 shall not be assigned or transferred by an Investor except to a wholly owned subsidiary of such Investor which has executed an agreement to be bound by the same terms as such Investor.

        6. LIMITATION ON OWNERSHIP OF STOCKS. Without the consent of the Company's Board of Directors, for a period which shall expire upon the earlier of (i) three (3) years after the Company's Initial Public Offering, (ii) April 30, 2003, (iii) such time as a tender offer is made for not less than 50% of the outstanding shares as evidenced by a filing with the Securities and Exchange Commission of Schedule 14D-1 and the actual dissemination of tender offer materials to stockholders, or (iv) such time as another entity or group acquires not less than 25% ownership of the total combined voting power of all outstanding shares, no Investor nor any partnership, syndicate or group of which an Investor is a member or any entity affiliated with an Investor or with which an Investor is acting in concert will:

                (a) except as permitted by Section 3(e) hereof, acquire beneficial ownership of any Company shares if after such acquisition (X) with respect to Seagate, would beneficially own more than 19.9% of the outstanding Voting Stock of the Company and (Y) with respect to 3Com, would beneficially own more than 4.9% of the outstanding Voting Stock of the Company;

                (b) form, join or in any way participate in a group (a "13D Group") acting together for the purpose of acquiring, holding or disposing of Company shares which would be required to file a statement on Schedule 13D if such 13D Group beneficially owns more than 5% of the outstanding Company shares (other than a 13D Group composed of Investor and its affiliates);

                (c) submit any resolution to the Company's stockholders or become a participant in a proxy solicitation in opposition to the recommendation of a majority of the Company's directors; or

                (d) enter into any voting arrangement with respect to any Company shares other than the as set forth herein and the Voting Agreement.

        7. RESTRICTION UPON TRANSFER OF SHARES. With respect to Seagate, for so long as Seagate owns at least seven percent (7%) of the Company's outstanding Voting Stock and with respect to 3Com, for so long as 3Com owns at least one and three-quarters percent (1.75%) of the Company's outstanding Voting Stock, such respective Investor agrees that it will not nor will it permit any of its affiliates to sell or transfer any of the shares of the Company acquired hereunder or otherwise except (i) to an existing stockholder of the Company as of the date first set forth above, or a person or entity who owns Voting Stock of the Company immediately prior to the closing of the Company's Initial Public Offering; (ii) to the Company or to any person approved by the Company; (iii) pursuant to a bona fide public offering registered under the Securities Act;
(iv) pursuant to Rule 144 under the Securities Act; (v) pursuant to a bona fide pledge of such shares to an institutional lender to secure a loan, guarantee or other financial support, provided that such lender agrees to hold such stock subject to all provisions of this Agreement and any sale or disposition by such lender of such pledged stock shall be subject to the limitations of this Section; (vi) in the event of a merger or consolidation in which the Company is acquired by another corporation, or pursuant to a plan of liquidation of the Company; (vii) to a wholly-owned subsidiary of such Investor which has executed an agreement to be bound by the same terms as such Investor; (viii) sales into any tender or exchange offer (A) which is made by or on behalf of the Company;
(B) which is made by another person or group and is not opposed by the Board of Directors of the Company; or (C) subject to the Company's right of first refusal set forth in Section 8 below, which is made by another person or group and which would result in such person or group owning more than fifty percent (50%) of the total outstanding voting power of the Company; or (ix) any public distribution (including any Rule 144 sale), provided that, in cases other than public distributions underwritten by an underwriter selected by the Company, no single Investor (other than an underwriter) is known to be acquiring more than five percent (5%) of the outstanding Company shares in such distribution. In addition to the foregoing restrictions, each Investor agrees that it will not nor will it permit any of its affiliates to sell or transfer any of the shares of the Company to a person or entity which as of the date of such transfer, is engaged in or has publicly announced its intention to enter into the business of developing, manufacturing, marketing or selling storage area networks. For purposes of this Section 7, an acquisition or merger of an Investor by or into another entity, in which such entity following the acquisition or merger owns at least a majority of the outstanding capital stock of such Investor, shall not be deemed a transfer or sale of the Voting Stock of the Company held by such Investor.

        8. COMPANY RIGHT OF FIRST REFUSAL. With respect to Seagate, for so long as Seagate owns at least seven percent (7%) of the Company's outstanding Voting Stock and with respect to 3Com, for so long as 3Com owns at least one and three-quarters percent (1.75%) of the Company's outstanding Voting Stock and upon execution of this Agreement, such respective Investor shall not sell, assign, pledge, or in any manner transfer any of the shares or securities or other rights convertible into shares of the Company acquired under the Series F Agreement, the Series G Agreement, the Note Purchase Agreement or the Series H Agreement or otherwise or any right or interest therein, whether voluntarily of by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth:

                (a) If an Investor desires to sell or otherwise transfer any of its shares or Notes of the Company, then such Investor shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of shares of the Company or principal amount of the Notes to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

                (b) For thirty (30) days following receipt of such notice, the Company shall have the option to purchase or cause an assignee of the rights hereunder to purchase, any or all of the shares or Notes specified in the notice at the price and upon the terms set forth in such notice; provided that if the purchase by the Company of less than all of the shares or Notes specified in the notice would cause such Investor to be unable to sell all of the shares or Notes at the price set forth in the notice, the Company's option shall only be exercisable if it purchases all of the shares or Notes specified in the notice. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares or Notes, and that is not otherwise exempted from the provisions of this Section 8, the price shall be deemed to be the fair market value of the stock or Notes at such time as determined in good faith by the Company's Board of Directors. In the event that such Investor does not agree with such price of the stock or Notes as determined by the Company's Board of Directors, the parties shall engage an independent appraiser to determine the fair market value of the stock. In the event that the Company elects to purchase any or all of the shares or Notes, it shall give written notice to such Investor of its election and settlement for said shares or Notes shall be made as provided below in Section 8(c).

                (c) In the event the Company and/or its assignee(s) elect to acquire any of the shares or Notes of an Investor as specified in such Investor's notice pursuant to 8(b) hereof, the Secretary of the Company shall so notify such Investor and settlement thereof shall be made in cash within thirty
(30) days after the Secretary of the Company receives such Investor's notice; provided that if the terms of payment set forth in such Investor's notice were other than cash against delivery, the Company and/or its assignee(s) shall pay for said shares or Notes on the same terms and conditions set forth in Investor's notice.

                (d) In the event the Company and/or its assignee(s) do not elect to acquire any of the shares or Notes specified in such Investor's notice, such Investor may within the ninety (90) day period following the expiration of the option rights granted to the Company and/or its assignee(s) herein or such later time as reasonably agreed to by such Investor and the Company, transfer the shares or Notes specified in such Investor's notice which were not acquired by the Company and/or its assignee(s) as specified in such Investor's notice. All shares or Notes so sold by such Investor shall no longer be subject to the provisions of this Section 8.

                (e) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions hereof:

                        (i)     transactions permitted under Section 7(i), (ii),
(iii), (iv), (v), (vii)(A) and (vii)(B); or

                        (ii) an Investor's transfer of any and all of its shares or Notes pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of such Investor, or pursuant to a sale of all or substantially all of the stock or assets of such Investor.

                (f) Any sale or transfer, or purported sale or transfer, of securities of the Company shall be null and void unless the terms, conditions, and provisions hereof are strictly observed and followed.

                (g) The certificates representing shares of stock and Notes of the Company owned by an Investor shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

                        "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S), AS PROVIDED IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE, WHICH IS AVAILABLE FOR REVIEW AT THE COMPANY."

        9.      RESTRICTION UPON SALE OF SHARES. Until the earlier to occur of
(i) the first anniversary of the date of this Agreement and (ii) the Initial Public Offering, and subject to the continuing rights of the Company to effect a Change of Control of the Company to any entity as set forth in Section 4(e) hereof, the Company shall not sell any Voting Stock of the Company to (i) Cisco Systems, Inc., (ii) Bay Networks, Inc., Nortel Business, or (iii) Intel Corporation.

        10.     CONFIDENTIAL INFORMATION.

                (a) The Company will from time to time pursuant to this Agreement disclose to an Investor and such Investor's designee to the Board, if any, certain business information, technical information, proprietary information or such other information which the Company deems to be confidential. No Investor shall disclose such information to third parties until the earliest of (i) the date upon which such information becomes public knowledge through no fault of such Investor, (ii) the date upon which the Company discloses such information to a third party on an unrestricted basis, or
(iii) the fifth anniversary of the date of disclosure to such Investor.

                (b) If so requested by the Board of Directors of the Company, the designee of Investor, if any, shall excuse himself from all deliberations or discussions of the Board of Directors of the Company concerning
(a) competitors of such Investor or (b) relationships between the Company and Investor or the Company and such competitor or (c) with respect to any discussions relating to the merger or sale of all or substantially all of the assets or stock of the Company either to such Investor or in a transaction in which such Investor has a Right of First Offer. Upon notice to such Investor's designee, if any, the Company may refrain from sending or providing to such Investor, or such Investor may refuse to receive, any information otherwise disseminated to the directors of the Company concerning any matters set forth in this Section 10. The Company does not currently compensate its outside directors. The Company shall provide all rights and benefits of indemnity to such designee, if any, as are provided such directors.

        11.     RIGHT TO REPURCHASE SHARES.

                (a) Except to the extent such Voting Stock is purchased in accordance with the second to last sentence of Section 3(e), if at any time after the date first set forth above and before the expiration of the provisions of Section 6 hereof an Investor acquires Voting Stock, any securities convertibles or exchangeable for Voting Stock, or any other right to acquire Voting Stock, (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally and except, with respect to Seagate, the acquisition of the Notes or the conversion thereof in accordance with their terms) such that the Voting Stock owned by such Investor represent (X) with respect to Seagate, in excess of 19.9% of the outstanding Voting Stock of the Company and (Y) with respect to 3Com, in excess of 4.9% of the outstanding Voting Stock of the Company, the Company shall have the right to purchase, in accordance with the provisions of this Section 11, from such Investor shares of Voting Stock so as to reduce such Investor's aggregate voting power (X) with respect to Seagate, to no more than 19.9% of the outstanding Voting Stock of the Company and (Y) with respect to 3Com, to no more than 4.9% of the outstanding Voting Stock of the Company.

                (b) The Company may repurchase any such Voting Securities in the following manner:

                        (i) The Company shall give notice (the "Repurchase Notice") to such Investor in writing of such intention specifying the amount of Voting Stock proposed to be repurchased and the other material terms upon which such disposition is proposed to be made, including the proposed closing date.

                        (ii) Upon receipt of the Repurchase Notice, such Investor shall promptly, but in no event in more than five (5) business days, deliver notice to the Company of the average per share cash price paid by such Investor for the number of shares of Voting Stock being purchased by the Company from such Investor, such price calculated on a last purchased, first sold basis (the "Purchase Price").

                        (iii) The Company shall have the right, exercisable by written notice by the Company to such Investor within ten business days after receipt of such notice from such Investor, to purchase all or part of the Voting Securities specified in such Repurchase Notice for cash per share equal to the Purchase Price.

                        (iv) If the Company exercises its rights of repurchase hereunder, the closing of the purchase of the Voting Stock with respect to which such right has been exercised shall take place within thirty
(30) calendar days after the Company gives notice of such exercise, which period of time shall be extended in order to comply with applicable securities laws and regulations. Upon exercise of its rights of repurchase, the Company and such Investor shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

        12. EQUITY METHOD ACCOUNTING. If an Investor desires at some date to account for its investment in the Company pursuant to the equity method, the Company shall furnish to such Investor all information that is required by generally accepted accounting principles to enable such Investor so to account, to the extent reasonably available to the Company. To the extent reasonably requested by an Investor, the Company shall provide information, to the extent reasonably available, regarding the Company and will otherwise cooperate with such Investor so as to enable such Investor to prepare financial statements in accordance with accounting principles generally accepted in the United States and to comply with its reporting requirements under applicable United States securities laws and regulations.

        13.     3COM NOMINATION TO BOARD OF DIRECTORS.

                (a) Contingent upon and effective as of the closing of the sale of Series H Preferred Stock to 3Com pursuant to the Series H Agreement (the "Series H Financing") and in accordance with Article 2a of the Company's Bylaws, the Board of Directors of the Company (the "Board of Directors") will be increased from seven (7) members to eight (8) members until such number is changed by a subsequent resolution duly adopted by the Board of Directors.

                (b) Contingent upon and effective as of the closing of the Series H Financing and in accordance with Article 2b of the Company's Bylaws, the Board of Directors will elect and fill the newly created directorship on the Company's Board of Directors with a person (the "3Com Designee") designated by 3Com, provided that such 3Com Designee is and at all times during his tenure on the Company's Board of Directors shall remain at the level of at least a Vice President of 3Com, and such 3Com Designee shall hold such directorship until the first to occur of (i) the next annual meeting of shareholders for the election of directors and (ii) the date at which such 3Com Designee ceases to serve as at least a Vice President of 3Com.

                (c) At the next annual meeting of the shareholders of the Company for the election of directors, if 3Com has entered into an agreement with the Company to develop jointly future products with the Company in which 3Com has agreed to pay the Company substantial nonrecurring engineering costs (the "3Com Commitment"), then the Board of Directors will include the 3Com Designee in the management's nominees for the Board of Directors and submit such management nominee at the next annual meeting of shareholders for the election of directors; provided, however, that at the time of any annual meeting of the shareholders for the election of directors, if 3Com has not achieved the 3Com Commitment, the Board of Directors shall have no obligation to nominate the 3Com Designee, provided that if the Board of Directors nonetheless includes the 3Com Designee in the management's nominees for the Board of Directors, the Board of Directors reserves the right at any subsequent annual meeting of the shareholders not to include the 3Com Designee in the management's nominees for the Board of Directors.

                (d)     The rights and obligations of the Company under this
Section 13 shall cease upon the earlier to occur of (i) the Initial Public Offering, (ii) a Change of Control of the Company, and (iii) at such time as 3Com ceases to hold at least 350,000 shares of Series H Preferred Stock or Common Stock issued upon conversion of such shares of Series H Preferred Stock.

        14.     MISCELLANEOUS

                (a) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California.

                (b) Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                (c) Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the outstanding shares of Series F Preferred, Series G Preferred (including for such purpose the number of shares of

Series G Preferred issuable on conversion of the Notes, which shall be deemed to be outstanding) and Series H Preferred voting together as a class may, with the Company's prior written consent, waive, modify, amend or terminate on behalf of all Investors, this Agreement or any terms or provisions hereof.

                (d)     Prior Agreement; Waiver and Termination.

                        (i) This Agreement supersedes and replaces the Prior Agreement and such Prior Agreement shall be of no further force or effect upon execution of this Agreement by the Company and the Investors.

                        (ii) Seagate hereby waives any and all rights, including, without limitation, rights of first refusal and rights to maintain, if any, with respect to the issuance and sale of the Series H Preferred and notice of such sale and issuance which it may have under the Prior Agreement.

                (e) Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to any other Investor, at such address as such Investor shall have furnished the Company in writing, or (b) if to the Company, one copy should be sent to its address set forth above and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investors.

                Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (a) when delivered if delivered personally or by messenger, or, (b) if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

                (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

                (g) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

                (h) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

                (i) Binding Effect and Transfers. Except as specifically set forth in this Agreement, this Agreement is for the benefit of, and shall be binding upon, the parties hereto and their respective heirs, personal representatives, successors and assigns (each a "Transferee"). Any transfer of Voting Stock shall be subject to the voting requirements and restrictions of this Agreement without any further act or deed by such transferee or by any other party. Any such Transferee receiving Voting Stock shall be deemed an Investor for purposes of this Agreement with respect to the voting of such shares of Voting Stock. Any Transferee shall hold such Voting Stock subject to the terms hereof and shall comply in all respects with this Agreement.

        The foregoing First Amended and Restated Series F, G and H Stockholders' Agreement is hereby executed as of the date first above written.

                                   "COMPANY"

                                   GADZOOX NETWORKS, INC.
                                   a Delaware corporation


                                   By:    ______________________________________
                                          (Signature)

                                   Name:  ______________________________________
                                          (Printed Name)

                                   Title: ______________________________________


                                   "INVESTORS"

                                   SERIES F AND G STOCKHOLDER AND
                                   NOTEHOLDER:

                                   SEAGATE TECHNOLOGY, INC.
                                   a Delaware corporation


                                   By:    ______________________________________
                                          (Signature)

                                   Name:  ______________________________________
                                          (Printed Name)

                                   Title: ______________________________________



                                   SERIES H STOCKHOLDER:

                                   3COM CORPORATION
                                   a Delaware corporation

                                   By:    ______________________________________
                                          (Signature)

                                   Name:  ______________________________________
                                          (Printed Name)

                                   Title: ______________________________________

                                                                       EXHIBIT A

                             GADZOOX NETWORKS, INC.

             SERIES F, SERIES G AND SERIES H PREFERRED STOCKHOLDERS

                           No. of     No. of     Series G Preferred      No. of
                           Shares     Shares     Stock issuable upon     Shares
                          Series F   Series G    conversion of Notes    Series H
                         ---------   ---------   --------------------   --------
Seagate Technology....   2,092,234    895,263         1,725,504*
3Com Corporation......                                                   784,314

* Number of shares to be issued upon conversion of the 13,200,103.29
  Convertible Subordinated Promissory Note issued October 12, 1998 at 5.75% per annum simple interest. The exact number will vary based upon the time and rate of conversion.